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                                                                      EXHIBIT 12

                      THE CINCINNATI GAS & ELECTRIC COMPANY
                            AND SUBSIDIARY COMPANIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
             EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                               ($'s IN THOUSANDS)

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
                                               THREE MONTHS                     YEAR ENDED DECEMBER 31,
                                                   ENDED        ---------------------------------------------------------
                                               MARCH 31, 2002      2001        2000       1999        1998        1997
                                              ---------------   ---------   ---------   ---------   ---------   ---------
Earnings Available
 Net Income                                   $        77,585   $ 326,654   $ 266,820   $ 233,576   $ 215,812   $ 239,153
 Plus:
   Income Taxes                                        50,867     186,527     159,398     143,676     128,322     138,761
   Interest on Long-Term Debt                          22,321      92,533      95,869      95,611     101,384     110,134
   Other Interest                                       2,824      17,015       8,327       7,506       6,375      10,327
   Interest Component of Rents (a)                      1,851       7,405       7,053       7,391       5,819       5,786
                                              ---------------------------------------------------------------------------
TOTAL AVAILABLE                               $       155,448   $ 630,134   $ 537,467   $ 487,760   $ 457,712   $ 504,161
                                              ===========================================================================

Fixed Charges
 Interest Charges                             $        25,145   $ 109,548   $ 104,196   $ 103,117   $ 107,759   $ 120,461
 Interest Component of Rents (a)                        1,851       7,405       7,053       7,391       5,819       5,786
                                              ---------------------------------------------------------------------------
TOTAL FIXED CHARGES                           $        26,996   $ 116,953   $ 111,249   $ 110,508   $ 113,578   $ 126,247
                                              ===========================================================================

RATIO OF EARNINGS TO FIXED CHARGES                       5.76        5.39        4.83        4.41        4.03        3.99
                                              ===========================================================================

Fixed Charges and Preferred Stock Dividends
 Interest Charges                             $        25,145   $ 109,548   $ 104,196   $ 103,117   $ 107,759   $ 120,461
 Interest Component of Rents (a)                        1,851       7,405       7,053       7,391       5,819       5,786
 Preferred dividends (pre-income tax basis)               350       1,329       1,353       1,382       1,368       1,372
                                              ---------------------------------------------------------------------------
TOTAL FIXED CHARGES AND PREFERRED
 STOCK DIVIDENDS                              $        27,346   $ 118,282   $ 112,602   $ 111,890   $ 114,946   $ 127,619
                                              ===========================================================================

RATIO OF EARNINGS TO FIXED CHARGES AND
 PREFERRED STOCK DIVIDENDS                               5.68        5.33        4.77        4.36        3.98        3.95
                                              ===========================================================================
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(a)  Estimated interest component of rentals (1/3 of rentals was used where no readily defined interest element could be be determined.)